Exhibit 10.1

April 26, 2006

James V. Mahoney
3600 Wood Hollow Road
Dayton, Ohio  45429

Dear Jim:

You have notified DPL Inc. and The Dayton Power and Light Company (together with DPL Inc., the “Company”) of your intention to resign from the Company and the Boards of Directors of the Company on July 31, 2006 (the “Effective Date”).

I personally and on behalf of the Company, wish to express our sincere appreciation and thanks for your diligent and faithful service to the Company.  We all wish you much success in your future endeavors. This letter will confirm our agreement regarding your continued employment with the Company through the Effective Date. We ask that you carefully review the following terms and indicate your agreement by signing this letter where indicated.

1.             You hereby agree to continue your employment with the Company through the Effective Date. You will continue as President and Chief Executive Officer of the Company and will continue to serve on the Boards of Directors of DPL Inc. and The Dayton Power and Light Company through the Effective Date unless a successor is engaged before the Effective Date.  If a successor is engaged prior to the Effective Date, you will serve in such other executive position as shall be determined by the Board to facilitate the transition of leadership.

2.             In consideration for (i) your execution of this letter agreement and non-revocation thereof, and (ii) the other promises and covenants contained herein (the “Agreement”):

(a)           The Company shall pay to you on the Effective Date, a lump sum cash payment of (x) five hundred and fifty thousand dollars ($550,000), less any applicable withholding taxes and payroll deductions (such amounts to be collectively reported to the taxing authorities via IRS Form W-2); plus (y) your unpaid base salary, if any, through the Effective Date (payable at the annual rate of $550,000).

(b)           You will be eligible to participate in the Executive Incentive Compensation Program for 2006 (the “EICP”) through the Effective Date.  Any payment you may receive under the EICP will be pro rated for the number of months you are employed by the Company.  Your pro rated payment under the EICP will be paid when 2006 EICP bonuses are paid to other senior executives of the Company;

(c)           You will be entitled to continued participation in the Company’s health insurance program as though you were actively employed through the earlier of (x) December 31, 2006 or (y) the date you obtain health coverage from a subsequent employer.

(d)           The Company will pay you any unpaid out-of pocket business expenses incurred through the Effective Date.

3.             You acknowledge and agree that there are no unpaid bonus amounts, equity awards or long term incentives or other compensation with respect to which you have any entitlement or rights, other than previously vested equity awards, deferred compensation, and the consideration provided for herein and any benefits to which you are entitled under the Company’s existing benefit plans and governing plan documents.  You specifically acknowledged that you have no entitlement to (i) any accelerated vesting of long term incentive or equity awards; (ii) participation in the Company Long Term Incentive Plan, including without limitation under the Performance Share Agreement, dated March 7, 2006, or (iii) any grant of restricted share awards under the Company’s Management Stock Incentive Plan.

4.             The Company agrees that if you currently are or are made a party to, are threatened to be made a party to, receive any legal process in, or receive any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer, employee, consultant or agent of the Company, or were serving at the request of, or on behalf of, the Company as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, you shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing your rights to indemnification or contribution) incurred or suffered by you in connection therewith, and such indemnification shall continue even though you cease to be a director, officer, member, employee, consultant or agent of the Company or other entity.

5.             You, on your own behalf and on behalf of any and all of your executors, administrators, successors, heirs, assigns, agents and representatives (your “Related Persons”) hereby irrevocably and unconditionally remise, release, waive and forever discharge the Releasees from any and all manner of liabilities, actions, causes of action, contracts, agreements, promises, claims and demands of any kind or nature whatsoever, in law or equity, whether known or unknown, fixed or contingent, liquidated or unliquidated, which you ever had or now have against the Releasees, including, but not limited to, claims arising out of or relating to your employment with the Company or compensation and benefits from the Company; provided that the foregoing shall not apply to claims relating to your entitlement under this Agreement, or any deferred compensation or other vested benefit referred to in Paragraph 3.  Furthermore, notwithstanding anything else in this Paragraph 5 or any other term of this Agreement, you will continue to enjoy the full benefit and protection under the Company’s Directors and Officers Insurance Policy afforded to all Board members and executive management of the Company.  For purposes of this Agreement, the term the “Releasees” shall mean and include DPL Inc., The Dayton Power & Light Company and their respective past, present and future directors, officers, agents, insurers, representatives, attorneys, and employees, their respective past, present and future direct and indirect parents, subsidiaries (whether or not wholly-owned), and their respective affiliates, divisions, predecessors, successors and assigns, and the past, present and future directors, officers, agents, representatives, attorneys, and employees thereof, and any and all other related individuals and entities, jointly and individually, and this Agreement shall inure to the benefit of all such individuals and entities.

6.             Consistent with the terms and conditions of Paragraph 5, you understand and agree that this Agreement shall act as a complete bar to any claim, demand or action of any kind whatsoever which could be or which could have been brought by you or on your behalf which seeks personal equitable or monetary relief for you or any Related Persons against any of the Releasees, including, without limitation, any claim, demand or action under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 (e), et seq., the Americans with Disabilities Act, 42 U.S.C. 1201, et seq., the Employee Retirement Income Security Act of 1974, wage and hours laws of the state of Ohio, and any and all other federal, state or local statutes, or common laws, except for claims for a breach of this Agreement and with respect to any benefits in which you have a vested interest under the terms and conditions of any of the Company’s pension benefit plans.  You, on your own behalf and on behalf of any Related Persons, hereby waive and relinquish any and all rights you, or they, may have under any federal, state or local statute, rule, regulation or principle of common law or equity which may in any way limit the effect of this release with respect to claims which you did not know or suspect to exist in your favor at the time you executed this Agreement., provided that it is understood and agreed that you are not waiving your ability to sue on any claim which may arise in connection with your entitlement under this Agreement.

7.             You agree to return to the Company all property of the Company or any of its affiliates in your possession or control (including, without limitation, all correspondence, manuals, notes, notebooks, reports, financial and other business records and information, computer records and software, business or strategic plans, financial projections, computer access codes and tangible property), whether or not confidential.

8.             It is understood and agreed that at all times you (i) will keep all confidential, nonpublic and/or proprietary information (including, for example, trade secrets, financial information, customer information and business and strategic plans) of the Company (regardless of when you became aware of such information) in strict confidence; and (ii) will not, directly or indirectly, use or disclose to any person in any manner any of such information.  You will not talk about, discuss or communicate with anyone, orally or in writing, concerning this Agreement and its terms and conditions; provided, however, that you may: (A) discuss this Agreement with your immediate family; (B) permit attorney(s), accountant(s) and tax advisor(s) of your choice to review this Agreement in connection with the receipt of advice on the taxability of the monetary payment in this Agreement, your rights hereunder or to answer inquiries with respect thereto; and (C) disclose the circumstances and the terms of this Agreement as required by, or in response to inquiries from, any governmental, regulatory or self-regulatory body or agency with jurisdiction over the activities of the parties.

9.             You and the Company each agree not to issue any communication, written, verbal or otherwise, that disparages, criticizes or otherwise reflects adversely upon the other party or which encourages any adverse action, provided that the parties are permitted to testify truthfully under oath pursuant to a subpoena.

10.           You agree that for a period of 12 months after the date hereof, you will not directly or indirectly (i) render employment of any kind to any Ohio electric utility or accept employment with the Ohio utility portion of First Energy, AEP or Duke; (ii) render any consulting services to any of the aforementioned Ohio electric utilities without the prior written consent of DPL. Inc., which consent shall not be unreasonably withheld; or (iii) solicit any employee to leave his or her employment with the Company or any affiliate of the Company; or (iv) disclose to any third party the names, backgrounds or qualifications of any employee of the Company or of any affiliate of the Company or otherwise identify them as potential candidates for employment.

11.           This Agreement may not be changed orally and no modification, amendment or waiver of any provision contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement, shall be binding upon any party hereto unless made in writing and signed by such party.

12.           This Agreement contains the entire agreement and complete settlement between the parties and supersedes any and all previous agreements of any kind whatsoever between them, whether written or oral, including without limitation.  All prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.  Neither this Agreement nor any portion hereof is assignable.

13.           In the event that any provision of this Agreement or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

14.           This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the State of Ohio and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.  The parties: (i) agree that any suit, action or other legal proceeding arising out of this Agreement shall be brought in the courts of the state of Ohio; (ii) consent to the exclusive jurisdiction of such courts; and (iii) waive any objection which they may have to the laying of venue in such courts.  The parties also consent to the service of process, pleadings, notices or other papers by any method of service approved by the

Ohio State and/or federal courts.

15.           You acknowledge, agree and understand that you have been advised of the opportunity to consult with counsel of your choice and that you have in fact consulted with counsel.  You further acknowledge that you have been given a reasonable and sufficient period of time of no less than twenty-one (21) days in which to consider and return this Agreement.  It is further agreed and understood that upon your execution and return of this Agreement you are thereafter permitted to revoke the Agreement at any time during a period of seven (7) days following your execution hereof.  This Agreement will not be effective until the seven (7) day period has expired without revocation.  If this Agreement is executed and then revoked within the aforementioned seven (7) day period, this Agreement will be of no further force or effect, and neither the you nor the Releasees will have any rights or obligations hereunder.

Please indicate your agreement to the terms of the Agreement by signing below.

Sincerely yours,

Robert D. Biggs
DPL Inc.

Robert D. Biggs
The Dayton Power and Light Company

Agreed on this 4th day of May, 2006 by

James V. Mahoney

Subscribed and sworn to before me
this 18th day of May, 2006.

Shelly A. Williams
Notary Public